Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Third Quarter		First Nine Months
	2023	2022	2023	2022
	(in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,800	$1,930	$5,504	$5,455
Intermodal	737	942	2,296	2,768
Coal	434	471	1,283	1,285
Total railway operating revenues	2,971	3,343	9,083	9,508

Railway operating expenses
Compensation and benefits	715	735	2,098	1,968
Purchased services and rents	517	484	1,519	1,402
Fuel	289	383	867	1,092
Depreciation	326	306	968	912
Materials and other	205	163	622	506
Eastern Ohio incident	163	—	966	—
Total railway operating expenses	2,215	2,071	7,040	5,880

Income from railway operations	756	1,272	2,043	3,628

Other income (expense) – net	40	(2)	153	(21)
Interest expense on debt	182	177	527	515

Income before income taxes	614	1,093	1,669	3,092

Income tax expense (benefit)
Current	154	223	422	589
Deferred	(18)	(88)	(53)	23
Total income tax expense	136	135	369	612

Net income	$478	$958	$1,300	$2,480

Earnings per share – diluted	$2.10	$4.10	$5.70	$10.45

Weighted average shares outstanding – diluted	227.0	234.0	227.8	237.2

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2023	2022
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,506	$456
Accounts receivable – net	1,210	1,148
Materials and supplies	303	253
Other current assets	123	150
Total current assets	3,142	2,007

Investments	3,824	3,694
Properties less accumulated depreciation of $13,162 and $12,592, respectively	32,668	32,156
Other assets	1,105	1,028

Total assets	$40,739	$38,885

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,499	$1,293
Short-term debt	—	100
Income and other taxes	213	312
Other current liabilities	797	341
Current maturities of long-term debt	405	603
Total current liabilities	2,914	2,649

Long-term debt	16,179	14,479
Other liabilities	1,824	1,759
Deferred income taxes	7,207	7,265

Total liabilities	28,124	26,152

Stockholders’ equity:

Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 226,136,334 and 228,076,415 shares, respectively, net of treasury shares	227	230
Additional paid-in capital	2,163	2,157
Accumulated other comprehensive loss	(364)	(351)
Retained income	10,589	10,697

Total stockholders’ equity	12,615	12,733

Total liabilities and stockholders’ equity	$40,739	$38,885

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Nine Months
	2023	2022
	($ in millions)
Cash flows from operating activities
Net income	$1,300	$2,480
Reconciliation of net income to net cash provided by operating activities:
Depreciation	968	912
Deferred income taxes	(53)	23
Gains and losses on properties	(34)	(54)
Changes in assets and liabilities affecting operations:
Accounts receivable	(65)	(174)
Materials and supplies	(50)	(58)
Other current assets	37	57
Current liabilities other than debt	538	273
Other – net	(135)	(35)

Net cash provided by operating activities	2,506	3,424

Cash flows from investing activities
Property additions	(1,496)	(1,282)
Property sales and other transactions	62	193
Investment purchases	(120)	(8)
Investment sales and other transactions	160	37

Net cash used in investing activities	(1,394)	(1,060)

Cash flows from financing activities
Dividends	(920)	(881)
Common stock transactions	(9)	(5)
Purchase and retirement of common stock	(503)	(2,284)
Proceeds from borrowings	2,303	1,732
Debt repayments	(933)	(551)

Net cash used in financing activities	(62)	(1,989)

Net increase in cash and cash equivalents	1,050	375

Cash and cash equivalents
At beginning of year	456	839

At end of period	$1,506	$1,214

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$451	$425
Income taxes (net of refunds)	521	578

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Eastern Ohio Incident

On February 3, 2023, a train operated by Norfolk Southern derailed in East Palestine, Ohio. During the first nine months of 2023, we recognized $966 million of expense for costs primarily associated with environmental matters and legal proceedings resulting from the incident ($163 million of which was recognized in the third quarter). These amounts are net of $25 million in insurance recoveries recorded during the third quarter related to the incident. Any additional amounts recoverable under our insurance policies or from third parties will be reflected in future periods in which recovery is considered probable. No amounts have been recorded related to potential third-party recoveries, which may reduce amounts payable by our insurers under applicable insurance coverage.

2. Stock Repurchase Program

We repurchased and retired 2.2 million and 9.2 million shares of common stock under our stock repurchase programs in the first nine months of 2023 and 2022, respectively, at a cost of $508 million and $2.3 billion, inclusive of excise taxes.